Execution Copy	Exhibit 10.1

THIS VERSION HAS BEEN MODIFIED TO OMIT CERTAIN CONFIDENTIAL INFORMATION OF VISION-SCIENCES, INC., WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  THE PLACES IN THE DOCUMENT WHERE INFORMATION HAS BEEN OMITTED ARE MARKED WITH [*].

SUPPLY AGREEMENT

This Supply Agreement is dated as of this 22nd day of September, 2010 (the “Effective Date”) by and between Stryker Corporation, a Michigan corporation, acting through its Stryker Endoscopy division (“STRYKER”), and Vision-Sciences, Inc., a Delaware corporation (“SUPPLIER”).  STRYKER and SUPPLIER are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, STRYKER desires to have SUPPLIER manufacture and supply certain products (as defined herein, the “Products”) for and in cooperation with STRYKER;

WHEREAS, SUPPLIER desires to manufacture and supply Products for commercial sale by STRYKER, all upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in reliance upon the representations, warranties and agreements herein contained and other valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.  When used herein with initial capitalization, the following terms shall have the following meanings:

1.1.
“Affiliate” shall mean (i) any corporation or business entity fifty percent (50%) or more of the voting stock of which is, and continues to be, owned directly or indirectly by any Party hereto; (ii) any corporation or business entity which directly or indirectly owns fifty percent (50%) or more of the voting stock of any Party hereto; (iii) any corporation or business entity under the direct or indirect control of such corporation or business entity as described in (i) or (ii); or (iv) in the case of STRYKER, any corporation or business entity that satisfies the criteria set forth in (i), (ii) or (iii) at any time during the Term of this Agreement.

1.2.	“Commercial Launch Date” for a Product shall mean the first bona-fide, arms’-length sale of a Product by STRYKER to an entity that is not an Affiliate in the United States.

1.3.
“Joint Technology” shall mean all patents, patent applications, inventions, discoveries, confidential or proprietary ideas, concepts and information, manufacturing specifications, methods or processes, design and other trade secrets developed in connection with this Agreement that are conceived, made, developed or reduced to practice during the term of this Agreement jointly by employees of the Parties working together and as evidenced and memorialized in writing.

1.4.
“Purchase Order” shall mean a document substantially in the format set forth in Exhibit B to this Agreement (in hard copy or electronic form) that STRYKER may, from time to time, issue to SUPPLIER after the Effective Date of this Agreement to specify the date of delivery and the amount of Products to be delivered to STRYKER.

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1.5.
“STRYKER Technology” means all patents, patent applications, inventions, discoveries, confidential or proprietary ideas, concepts and information, manufacturing specifications, methods or processes, design and other trade secrets related to the Products that are owned by STRYKER or in which STRYKER has any legal and valid rights at any time during the term of this Agreement, but excluding the Joint Technology and SUPPLIER Technology.

1.6.
“SUPPLIER Technology” means all patents, patent applications, inventions, discoveries, confidential or proprietary ideas, concepts and information, manufacturing specifications, methods or processes, design and other trade secrets related to the Products that are owned by SUPPLIER or in which SUPPLIER has any legal and valid rights at any time during the term of this Agreement, but excluding Joint Technology and STRYKER Technology.

1.7.
“Territory” shall mean, from the Effective Date through the date that is one year from the Commercial Launch Date of the initial Product, North America, South America, Latin America, Japan and China. From and after the date that is one year from the Commercial Launch Date of the initial Product, “Territory” shall mean the entire world.

2.
Products.  As used in this Agreement, the term “Products” shall mean the products described on Exhibit A attached hereto and conforming to the specifications for such Products set forth on Exhibit A attached hereto, as the same may be modified and amended from time to time in writing by STRYKER and SUPPLIER (the “Specifications”).  STRYKER may propose changes to the Specifications for any Product at any time and SUPPLIER agrees to reasonably consider any such proposal.  The Parties shall negotiate any such changes in good faith and will memorialize such change in a written instrument to be executed by an appropriate representative of each of the Parties.  The Parties may elect to include additional details and terms related to a particular Product in one or more statements of work to be attached as schedules to Exhibit A (“Statement(s) of Work”).  In such an event, the Parties shall indicate their mutual agreement on the Statement of Work by having it signed by authorized individuals at each Party.  The initial Statement of Work (#1) will be attached to this Agreement at the time of execution.  Additional Statements of Work shall be numbered in sequential order and shall refer to this Agreement.  The Parties may modify or amend an existing Statement of Work only if they mutually agree to do so in writing.

3.
Manufacture and Supply of Products.  SUPPLIER shall use its commercially reasonable efforts to supply Products to STRYKER at such time and place and in such quantities specified by STRYKER, upon the terms and conditions specified in this Agreement.

3.1.
Purchase Orders.  STRYKER shall notify SUPPLIER of its requirements for quantities of Products from time to time as described in Section 3.4 and by submitting Purchase Orders to SUPPLIER during the period in which SUPPLIER is manufacturing Products for STRYKER pursuant to this Agreement (the “Manufacturing Period”).  SUPPLIER shall review each Purchase Order and confirm the quantity to be shipped to STRYKER via the method specified by STRYKER in the Purchase Order before the end of the next business day.  SUPPLIER’s estimated lead time for a particular Product shall be specified in Exhibit A to this Agreement.  SUPPLIER agrees to use its commercially reasonable best efforts to reduce the lead time for Products as may be reasonably necessary to meet forecasted demand and reasonable inventory quantities being maintained by STRYKER.

3.2.	Delivery, Title and Risk of Loss.

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3.2.1. Delivery.  SUPPLIER shall deliver the Products ordered by STRYKER in accordance with the Purchase Order issued and the Specifications contained in Exhibit A, including but not limited to, delivery at the location specified by STRYKER, delivery dates, shipping, specifications, quantity, quality, packaging, maintenance of inventory, installment, unloading, and other requirements. SUPPLIER agrees to provide a numbered packing slip for Products delivered to STRYKER. At a minimum, SUPPLIER’s packing slip will contain the following information: (i) purchase order number or release number of blanket purchase order, (ii) part number, (iii) description of the Product(s) shipped, and (iv) lot specification, (v) expiration date, if applicable, and (vi) the quantity of Product(s) shipped.  In addition, SUPPLIER shall provide STRYKER a completed Advanced Shipment Notification (ASN) in the form of Exhibit D prior to the arrival of Products to the specified destination.   The SUPPLIER may use a copy of the ASN as a packing slip for Product delivered if it chooses to do so.  Signed proof of delivery does not constitute or imply that the contents of the boxes used for delivery contain all items ordered by STRYKER.  Signed receipt acknowledges acceptance of the number of specified boxes only and not the contents.

3.2.2. Title and Risk of Loss.  Title, risk of loss or damage to the Products remains with the SUPPLIER until such Products have been delivered to the broker or carrier designated in writing by STRYKER for shipment to STRYKER.

3.3.
Packaging and Shipment.  SUPPLIER will ship Products in accordance with the instructions contained in the applicable Purchase Order, the Specifications, and good commercial practice, or in a manner otherwise specified in writing by STRYKER.  SUPPLIER shall package the Products in such a manner to reasonably protect the Products against damage and/or deterioration during shipment or storage under usual and normal conditions.  SUPPLIER standard packaging costs (without labels) shall be included in the BOM (as hereinafter defined). SUPPLIER shall use its commercially reasonable efforts to deliver Products on the delivery date specified in the Purchase Order.  At the reasonable request of STRYKER, SUPPLIER will defer delivery of Products beyond the scheduled delivery date for up to thirty (30) days.  STRYKER shall be responsible for obtaining and maintaining appropriate insurance to cover the Products during transit and for managing any claims under such insurance. SUPPLIER shall provide copies of ascension reports and other documents required in connection with the importation of any Products to the United States.  SUPPLIER agrees to provide a numbered packing slip for Products delivered to STRYKER.  At a minimum, SUPPLIER’s packing slip will contain the information described in Section 3.2.1.  SUPPLIER shall also indicate any back-ordered items on such packing slips.  STRYKER shall bear all costs of shipping Products under this Agreement.

3.4.
Maintenance of Inventory.  For production planning purposes, STRYKER shall issue a monthly updated rolling forecast of its requirements for the next six (6) months of which the first month nearest to present shall be a firm Purchase Order.  SUPPLIER shall use commercially reasonable efforts to maintain sufficient manufacturing capacity and inventory to fill STRYKER’s requirements under this Agreement at the delivery date or dates specified in the applicable Purchase Order.  In this connection, SUPPLIER shall maintain a safety stock equal to the forecast units of the Products required by STRYKER for the succeeding month for all Products except for disposable Products which shall be for the succeeding two months at SUPPLIER's facility located at 6 Mercer Road, Natick MA 01760, with respect to disposable Products, and 40 Ramland Road South, Orangeburg NY 10962, with respect to non-disposable Products (collectively, the “Facility”) at all times during the Manufacturing Period.  If SUPPLIER foresees any problem in meeting forecasted or expected demand at any time during the Manufacturing Period, it shall advise STRYKER promptly in writing.  Upon request by STRYKER, SUPPLIER shall provide STRYKER with an accurate written report of inventory and/or safety stock maintained at SUPPLIER’s facility.   Except as provided in the first sentence of this section, STRYKER shall not be bound to order the amount of Products contained in any forecasts, nor shall SUPPLIER be bound to supply Products for any given month in quantities in excess of 120% of the quantities contained in such rolling forecast for such month.

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4.	Exclusive Rights; Marketing Efforts.
During the term of this Agreement with respect to any Product, SUPPLIER will manufacture and supply such Product exclusively to STRYKER and not for any other entity, either directly or indirectly, unless SUPPLIER obtains STRYKER’s prior written consent.  During the term of this Agreement with respect to any Product, STRYKER shall purchase all its requirements for such Product (or any directly competitive product) from SUPPLIER, on the terms and conditions set forth in this Agreement.  STRYKER shall have exclusive distribution rights (even as to SUPPLIER) for each Product in the Territory during the term of this Agreement with respect to such Product.  SUPPLIER shall take reasonable and appropriate measures designed to prevent any third party from distributing or importing Products in the Territory.  Such exclusive distribution rights for a Product shall also extend to any modifications or improvements to the Product developed during the term of this Agreement with the agreement of the Parties in the manner contemplated by Section 2 above.   In consideration of SUPPLIER’s grant of the foregoing exclusive rights, STRYKER shall use its commercially reasonable efforts to market and sell the Products in the markets in which it directs sales efforts with respect to its endoscopes during the Term of this Agreement, including without limitation, (i) the presentation of the Products at trade shows, (ii) the incentivization and commission structure for sales representatives of STRYKER for sales of Products as compared to other products in the STRYKER Endoscopy division, (iii) the inclusion of the Products in responses to proposals made by the STRYKER Endoscopy division for contracts or arrangements with group purchasing organizations or similar purchasing organizations, as appropriate, and (iv)  the branding of the Products under the STRYKER brand name.

5.	Quality.

5.1.
Quality Representations and Warranties.  SUPPLIER hereby represents and warrants that Products manufactured and supplied under this Agreement: (i) shall conform to the Specifications, (ii) shall not when shipped be adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act, as amended from time to time, (iii) shall be manufactured in accordance with the current good manufacturing practice (“CGMP”) and other requirements of the Quality System Regulation promulgated by the Food and Drug Administration (“FDA”), and (v) shall be EMC compliant and meet all other applicable standards that are required to carry the “CE” mark.  SUPPLIER further represents and warrants that it has obtained ISO 13485 certification and agrees to maintain such certification during the term of this Agreement.

5.2.
Quality Plan.  Within sixty (60) days of the Effective Date, STRYKER and SUPPLIER shall enter into a Quality Agreement on terms reasonably acceptable to the Parties. Failure to enter into a Quality Agreement as specified in the preceding sentence shall give STRYKER the right, exercisable on written notice, to terminate this Agreement so long as STRYKER shall have negotiated the terms of the Quality Agreement on terms comparable to similar Quality Agreements for similar products entered into by other third parties with whom STRYKER has a relationship similar to SUPPLIER.  SUPPLIER and STRYKER shall undertake such quality control and inspection procedures as are required by the FDA or any other appropriate regulatory agency.

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5.3.	Audits and Records.

5.3.1.
SUPPLIER will provide STRYKER with reasonable access to its manufacturing facilities, including those of its subcontractors, during regular business hours in order that STRYKER may make audits at such times as STRYKER shall deem reasonably necessary, upon not less than seven (7) days advance written notice.  SUPPLIER shall keep complete and systematic written records of all Products supplied to STRYKER, and STRYKER shall keep complete and systematic written records of all Products marketed and sold by STRYKER.  Such records shall include records relevant to any costs or expenses incurred by SUPPLIER on behalf of STRYKER and any financial records, procedures (including records for compliance with federal, state and local law) and such other documentation pertaining to SUPPLIER’s performance under this Agreement, and SUPPLIER shall preserve all such records in accordance with applicable law.  During the Term of this Agreement and for five (5) years thereafter, each of the Parties shall have the right as necessary for legal or financial compliance purposes to inspect and audit such records of the other Party during such Party’s regular working hours upon at least seven (7) days advance written notice.  The Parties shall fully cooperate with each other in any such reasonable inspection or audit of its facilities or records.  Any audit conducted by one Party shall not relieve the other Party or its subcontractors from any of its obligation or liabilities under this Agreement.

5.3.2.  Manufacturing Audits.

5.3.2.1.	Annual MA. STRYKER shall have the right to conduct one Manufacturing Audit (as defined below) per year (such annual Manufacturing Audit to be hereinafter referred to as an “Annual MA”).

5.3.2.2.
Event MA.  In addition to the Annual MA, in the event that: (i) SUPPLIER shall receive a FDA-483 Form or a warning or untitled letter from FDA or any foreign equivalent outside the USA relating to the manufacture, packaging, testing or labeling of the Product by SUPPLIER, (ii) STRYKER has rejected a production lot of Product where it has been agreed or determined that such Product failed to meet Product Specifications or the QSR/cGMPs, (iii) STRYKER or SUPPLIER has received an unusual trend of complaints or a trend of serious adverse events from any of its customers (including without limitation consumers, patients, doctors, pharmacies or wholesalers) at any time during the term of this Agreement (individually or collectively an “Event”), or (iv) SUPPLIER has otherwise breached the terms of this Agreement, (v) SUPPLIER moves to new facility, expands to additional facility or transfers part to third party, STRYKER shall have the right to conduct additional Manufacturing Audits according to the terms specified in Section 5.3.2.4 below (such Event Manufacturing Audit or Audits to be hereinafter referred to as an “Event MA”).

5.3.2.3.	Observational Visits. STRYKER may arrange through SUPPLIER’s management, routine observational visits by technical or corporate quality assurance personnel to the Facility.

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5.3.2.4.
  Manufacturing Audit.  The term “Manufacturing Audit” shall mean an audit of the Facility by agents of STRYKER for purposes of reviewing SUPPLIER’s procedures and processes used in manufacturing the Product and SUPPLIER’s compliance with this Agreement. Any STRYKER employees or agents conducting a Manufacturing Audit, Event MA and observational visits, shall be qualified to conduct such audits or visits, shall comply with all SUPPLIER’s facility rules regarding safety and security notified by SUPPLIER to STRYKER and its employees and agents and shall execute a written agreement to maintain in confidence all information obtained during the course of any such audit except for disclosure to STRYKER, such agreement to be negotiated between the Parties.  Each Manufacturing Audit shall be conducted during SUPPLIER’s normal business hours and upon at least fifteen (15) business days’ prior written notice to SUPPLIER in the case of an Annual MA, or within two business days prior written notice to SUPPLIER in the case of an Event MA.  In all cases STRYKER shall ensure that its employees or agents will conduct each Manufacturing Audit as is reasonably practicable not to interfere with the normal and ordinary operation of the Facility.  During a Manufacturing Audit, upon STRYKER’s request, SUPPLIER shall make available for STRYKER’s review and inspection all equipment and facilities used in or in relation to the manufacture, packaging, testing, labeling or storing of the Product, records and supporting documents (e.g., manufacturing, analytical, and testing documentation) with respect to each production lot of the Product and other materials used in the manufacture of the Product.  At any such audit, STRYKER shall have the right to obtain copies of records concerning the Product; provided however, that STRYKER pays SUPPLIER for its reasonable costs associated with making such copies.  STRYKER or its Affiliates’ employees or agents will be escorted at all times by SUPPLIER personnel.  All audits will be conducted in accordance to all regulations STRYKER must comply to, including but not limited to: QSR, ISO13485, Medical Device Directive (“MDD”), MHLW Ordinance No. 169 and the CMDR.

5.3.2.5.
Correspondence.  Each Party shall, within two business days, notify the other Party of, and shall provide such other Party with copies of, any correspondence and other documentation received or prepared by the notifying Party in connection with any of the following events: (i) receipt from FDA of observations on Form FDA-483 or a warning or untitled letter from the FDA, or any similar documents from another governmental authority or any relevant foreign equivalent outside the USA in connection with the manufacture, packaging, testing, labeling or storing of the Product; (ii) any field alert, correction, market removal or correction of any production lot of the Product; or (iii) any regulatory comments relating to the manufacture, packaging, testing, labeling or storing of the Product requiring a response or action by the notifying Party.

5.4.	Manufacturing Changes.

5.4.1.
  If SUPPLIER desires to manufacture Products at a location other than the Facility, SUPPLIER will give STRYKER at least one hundred twenty (120) days' advance written notice and an opportunity to inspect and audit the new manufacturing facility and will not ship Products manufactured at such facility to STRYKER without STRYKER’s explicit prior written consent.  SUPPLIER also agrees to give STRYKER at least one hundred twenty (120) days’ advance written notice of any material change in the manufacturing process with respect to the Products and agrees that no such change will be implemented without STRYKER’s explicit prior written consent not to be unreasonably withheld or delayed.

5.4.2.
  SUPPLIER shall not institute a change in parts or processes related to the manufacture of a Product, except to the extent such change does not alter the Specifications or the functionality of the Product, without first having obtained written authorization from STRYKER.  Changes include but are not limited to the following areas:

•         Product nomenclature or product codes if applicable.

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•         Product physical properties.

•         Test method changes, if such changes impact data reporting, product performance, or product characterization.

•         Manufacturing location

•         Product packaging and/or labeling

•         Software

•         Environmental Conditions

•         Subcontractors

•         Equipment

•         Process changes that have the potential to affect the form, fit or function of a Product

•         Other changes which might be expected to affect Product performance in the STRYKER application, when such information is known to SUPPLIER.

5.4.2.1.
SUPPLIER acknowledges that it produces critical components, subparts or finished devices for STRYKER and that STRYKER is a producer of medical devices as defined by the Code of Federal Regulations, 21 CFR Part 820.

5.4.2.2.
Any proposed changes to Product specifications, performance characteristics, quality standards, tolerances, or any other aspect of a Product that the SUPPLIER produces for STRYKER shall be made in accordance with Section 2 of this Agreement, and shall be initiated through the completion of an “Supplier Change Request”.   Variations to established production procedures may be initiated by either Party.

5.4.2.3.	STRYKER shall, at its expense, obtain any and all required Product approvals or clearances by governmental authorities, including the FDA, prior to change implementation.

5.5.	Use of Subcontractors.

5.5.1. SUPPLIER Responsible.  SUPPLIER shall be solely responsible for the job performance, actions, and/or omissions of each subcontractor and its employees, agents or representatives in the performance under this Agreement.

5.5.2.  Notice and Inspections.  SUPPLIER agrees to provide at least sixty (60) days prior written notice to STRYKER before using any subcontractors or third parties (other than those listed on Exhibit A) to manufacture or supply any of the Products or to perform any of SUPPLIER’s other obligations under this Agreement.

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5.5.3. Consent of STRYKER.  SUPPLIER agrees that it will not use any such subcontractors or third parties or change to another subcontractor or third party and will not allow work to be performed other than on its own premises without STRYKER’s prior written consent, which consent shall not unreasonably be withheld or delayed.  If STRYKER does not object to a proposed subcontractor in the time frame described in Section 5.5.2, then the request shall be deemed approved by STRYKER.  The consent of STRYKER shall not be required for vendors of raw materials or subassemblies of Products hereunder.   If STRYKER shall object to a subcontractor or third party it shall provide SUPPLIER with the identity of an alternative subcontractor or third party acceptable to STRYKER.

5.5.4. Subcontractor Agreement Terms.  SUPPLIER will ensure that any such subcontractors or third parties it uses agree in writing to comply with the applicable terms of this Agreement, including, but not limited to, execution of the Quality Agreement, achievement of ISO certification, providing access to manufacturing facilities for STRYKER’s inspection, and obtaining approval for manufacturing changes in process or location.

5.5.5. Subcontractors and Suppliers to Supplier.  A list of critical suppliers or subcontractors (the “Critical Providers”) the SUPPLIER may use is attached to this Agreement in Exhibit C, or is included within the component print.   SUPPLIER will carefully select and approve all suppliers and/or subcontractors it uses to manufacture the Products or materials through quality assurance and purchasing evaluation.  SUPPLIER shall verify compliance by each supplier of materials with applicable Legal and Regulatory Standards, and specifications for such materials (“Materials Specifications”).  If suppliers are identified in the 510(k), PMA, or other marketing authorization, as applicable, for the Products SUPPLIER will be limited to those suppliers, to the extent required by the applicable regulatory authority.  SUPPLIER shall notify STRYKER in writing sixty (60) days in advance of any change by SUPPLIER from the Critical Providers or the use of a new subcontractor to manufacture the Products and must obtain prior written consent for such change from an authorized member of STRYKER’s quality assurance department, which consent shall not unreasonably be withheld or delayed.  If STRYKER does not object to any such change within the sixty (60) day period, the request shall be deemed accepted by STRYKER.  SUPPLIER will be responsible for auditing all of its suppliers and for performing any other tasks to confirm that the suppliers are operating within all applicable national, provincial, state and local laws, statutes, ordinances, rules, regulations, codes, and standards, including but not limited to FDA Quality Systems Regulations (“QSR”) and CGMP at 21 CFR 820.30, record retention requirements at 21 CFR 820.180, MDD requirements, and ISO 13485 and ISO 14971 standards (collectively, the “Legal and Regulatory Standards”) and are supplying materials or Products that meet the Specifications.

5.5.5.1.	Testing for Compliance with materials Specifications. SUPPLIER will test materials to SUPPLIER’s quality system requirements.

5.5.5.2.	Retesting of Materials. Materials that have an expiry date shall be given an expiration date upon the satisfactory completion of all initial testing.

5.5.5.3.
Label Component Specifications.  SUPPLIER will use only labels and labeling approved at initial setup in writing by STRYKER’s quality assurance department which approval shall not be unreasonably withheld or delayed.  SUPPLIER shall have no responsibility for label content approved by STRYKER’s quality assurance department.

5.6.	Product Traceability. SUPPLIER agrees to number Products so that they may be traced back to the manufacturing lot in the case of a recall.

5.7.
Samples of Products and Certain Components.  As soon as reasonably practicable and in any event, at least ninety (90) days prior to the Commercial Launch Date of a Product, SUPPLIER will send to STRYKER samples of the Product so that STRYKER can verify and validate such Product and ensure that it is not defective and meets applicable Specifications.  For the components listed on Schedule C, SUPPLIER agrees to use only brand new items, and not items that have been used, repaired or refurbished without the written consent of STRYKER.

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6.  Inspection; Acceptance or Rejection of Products.

6.1.
Acceptance or Rejection Procedure.  STRYKER shall have fifteen (15) days from receiving any shipment of Products to inspect such Products and exercise its reasonable judgment to either (i) accept the Products, or (ii) notify SUPPLIER that SUPPLIER has delivered Non-Conforming Products.  Products are “Non-Conforming” when they do not meet the requirements set forth in the Specifications, this Agreement, any applicable Purchase Order or the express warranties set forth herein.  If STRYKER does not notify SUPPLIER within such fifteen (15) day period that Products are Non-Conforming, the Products shall be deemed accepted by STRYKER.

6.2.
Consequences of Rejection.  If STRYKER notifies SUPPLIER in writing that some or all of the Products in a shipment are Non-Conforming, SUPPLIER will, in STRYKER’s sole discretion: (x) give STRYKER appropriate credit therefor upon STRYKER’s return of the Non-Conforming Product, or (y) ship new Products to STRYKER in replacement for the Non-Conforming Product within ten (10) business days of receipt of notice of the non-conformity, in which case STRYKER shall return the Non-Conforming Product to SUPPLIER.  Upon SUPPLIER’s delivery of replacement Products, STRYKER may inspect the Products to determine whether SUPPLIER has cured the non-conformity. In the event that STRYKER determines that SUPPLIER has failed to correct the non-conformity, STRYKER may, in its sole discretion (i) terminate all or a portion of the Purchase Order related thereto, and receive a refund of the applicable charge already paid, if any; or (ii) deliver to SUPPLIER additional notices of non-conformity, in which case the provisions of this paragraph shall apply.

7.  Pricing.

7.1.
Prices for Products.    STRYKER agrees to pay SUPPLIER according to the prices contained in Exhibit A to this Agreement or the applicable Statement of Work, as the same may be adjusted from time to time in the manner provided herein.  SUPPLIER agrees that the prices charged to STRYKER for the Products shall not exceed SUPPLIER’s bill of materials cost, which shall include the actual cost of materials and labor, including SUPPLIER’s overhead allocation, (the “BOM”) for each Product.  SUPPLIER’s overhead allocation shall be calculated at all times on a basis consistent with that used in the calculation of the initial BOM.

7.2.
Margin Sharing.  STRYKER shall pay a portion of the Margin (as defined on Exhibit A) to SUPPLIER as described on Exhibit A (the “Margin Payment”) and as provided in this Section 7.2.   Within fifteen (15) days following each calendar quarter during the term of this Agreement, STRYKER shall provide SUPPLIER with a written report setting forth the then current calculation of the Margin Payment based on Products sold during such quarter in reasonable detail (the “Margin Report”).  SUPPLIER shall have the right to audit STRYKER’s calculation of the Margin Payment and the BOM with STRYKER Overhead, including, without limitation, to review and request copies of STRYKER’s books, documents and records (whether in hard copy, electronic or other form) that pertain directly to the Margin Payment or the calculation of BOM with STRYKER Overhead, during normal business hours and upon giving fourteen (14) days prior written notice to STRYKER.  The audit may be conducted by SUPPLIER’s employees (including contract employees) or by an external auditing firm selected by SUPPLIER.

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7.3.
Prepayment.  STRYKER shall pay to SUPPLIER, by wire transfer of immediately available U.S. funds to an account designated by SUPPLIER, Two Million Five Hundred Thousand Dollars ($2,500,000) on the Effective Date and Two Million Five Hundred Thousand Dollars ($2,500,000) on the earlier of (i) the fifth business day following SUPPLIER’s provision of documentation to STRYKER demonstrating that the initial $2,500,000 payment has been exhausted or (ii) March 31, 2011 (collectively, the “Prepayment”). The Prepayment shall be applied by SUPPLIER to amounts due from STRYKER for purchases of Products and for Margin Payments owing to SUPPLIER until the Prepayment Amount has been exhausted at which point STRYKER shall pay SUPPLIER for Products and for Margin Payments in accordance with the terms of this Agreement. In the event that the Prepayment is not exhausted prior to the expiration of the Term or the earlier termination of this Agreement, then SUPPLIER shall refund, within thirty (30) days of such expiration or termination of this Agreement, any portion of the Prepayment Amount not applied in accordance with this Section 7.3 as of such date.

7.4.
Taxes.  Except as specifically provided in this Agreement, no extra charges of any kind, including without limitation taxes and transportation charges, shall be allowed unless agreed to in writing by STRYKER prior to performance.  STRYKER shall pay all sales, excise, or use taxes due on the transactions hereunder or provide SUPPLIER customary proof that the transactions are exempt from sales taxes.  Invoices shall separately identify any tax (including value added taxes as exclusively net extra) and shall include either SUPPLIER’s sales tax or use tax permit number.  SUPPLIER shall pay any other taxes and charges, including without limitation, assessments or fines arising from SUPPLIER’s performance of the transactions under the Agreement, including taxes based upon SUPPLIER’s net income and penalties.

7.5.
Invoices.  Upon shipment of each order by SUPPLIER, SUPPLIER will invoice STRYKER therefor.  All such invoices shall be paid net within forty-five (45) days of their receipt by STRYKER.  Invoices shall include, at a minimum, the following information: (i) purchase order number, (ii) part number, (iii) description of the Product(s) shipped, (iv) quantity of the Product(s) shipped, (v) unit and extended price applicable, (vi) date that the Product(s) shipped, (vii) SUPPLIER’s packing slip number,  (viii) any applicable taxes chargeable under this Agreement; and (ix) any extraordinary charges that have been approved by STRYKER.  To facilitate prompt payment, all invoices must be directed to, and received by STRYKER at the invoice address shown on the applicable Purchase Order.

7.6.
Acceptance.  No payment made by STRYKER shall be considered an acceptance of satisfactory performance of SUPPLIER’s obligations under this Agreement, nor shall any payment limit STRYKER’s rights to reject Non-Conforming Products or relieve SUPPLIER from its obligations under this Agreement.

7.7.
Cost Reductions.   SUPPLIER agrees to use its commercially reasonable efforts to reduce its prices for the Products based on reductions in the BOM for each Product.  SUPPLIER agrees that it will purchase component parts for the Products and any machinery or tooling used to manufacture the Products at prices that are negotiated on an arms’ length basis.  STRYKER shall have the right to audit the BOM, including, without limitation, to review and request copies of SUPPLIER’s books, documents and records (whether in hard copy, electronic or other form) that pertain directly to the BOM, during normal business hours and upon fourteen (14) days prior written notice to SUPPLIER. The audit may be conducted by STRYKER’s employees (including contract employees) or by an external auditing firm selected by STRYKER.  Within five, but not less than two, business days prior to each six month anniversary of the Effective Date, SUPPLIER shall provide STRYKER with a written report setting forth the then current calculation of the BOM in reasonably sufficient detail (the “BOM Report”).   In the event that a STRYKER audit or a BOM report determines that SUPPLIER’s BOM is less than the then prevailing price charged to STRYKER by SUPPLIER for a Product, then the price for such Product shall be immediately reduced to such lower price which shall remain in effect unless a further adjustment is made in accordance with the terms of this Agreement.   In the event that a STRYKER audit or a BOM report determines that SUPPLIER’s BOM is more than the then prevailing price charged to STRYKER by SUPPLIER for a Product, then the price for such Product shall be immediately increased to such higher price unless a further adjustment is made in accordance with the terms of this Agreement.

Redacted Version--Confidential Treatment Requested

8.  Term and Termination.

8.1.
Term.  Unless sooner terminated pursuant to the provisions hereof or extended by agreement of the Parties as provided herein, this Agreement shall commence with respect to each Product on the Effective Date and shall continue for a period of three (3) years following the date of the Commercial Launch Date of such Product in accordance with the terms of this Agreement (the “Term”).

8.2.	Termination. This Agreement may be terminated upon the earlier to occur of any of the following:

(a) By STRYKER if SUPPLIER shall repeatedly fail to produce Products in the quantities and quality provided for in this Agreement and such failure shall continue for more than thirty (30) days after written notice thereof is given by STRYKER to SUPPLIER;

(b) By either Party for material breach of this Agreement other than as provided in Section 8.2(a) above, unless the breaching Party shall have cured such breach within thirty (30) days from the receipt by it of written notice thereof from the other Party;

(c) By either Party in the event the other shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of such Party or otherwise; or

(d) By STRYKER as set forth in Section 18.5.

8.3.	Consequences Of Termination.

8.3.1.
The termination of this Agreement for any reason shall be without prejudice to the right of SUPPLIER to receive all payments due and payable for Products ordered prior to the date of termination and to receive payment for all raw materials purchased by SUPPLIER for the manufacture of Products that have been labeled with a STRYKER brand or which are otherwise not reasonably reusable by SUPPLIER in the ordinary course of business following termination of this Agreement; such materials to be delivered by SUPPLIER to STRYKER promptly upon termination of the Agreement.    In addition, any termination shall be without prejudice to the remedy of either Party hereto in respect of any previous breach of any of the covenants herein contained.

8.3.2.	The termination of this Agreement shall not release SUPPLIER from its obligation to deliver Products theretofore ordered and paid for in accordance with the terms of this Agreement by STRYKER.

8.3.3.
Upon termination of this Agreement, SUPPLIER shall immediately cease all work under this Agreement, cease to represent itself as providing Products to STRYKER and shall deliver to STRYKER: (i) a report describing Purchase Orders outstanding as of the date of termination; and (ii) all STRYKER Confidential Information in its possession.  Upon termination of this Agreement, STRYKER shall immediately cease all work under this Agreement except with respect to any provisions set forth in Section 8.4, cease to represent itself as having the exclusive marketing and distribution rights to the Products and shall deliver to SUPPLIER: (i) a report describing all Products in its possession as well as a detailed report of all Products sold and the customers that purchased such Products during the Term, and (ii) all SUPPLIER Confidential Information in its possession.

Redacted Version--Confidential Treatment Requested

8.4.
Survival of Certain Provisions.  Sections 8.3 (Consequences of Termination), 10 (Representations and Warranties), 12 (Recalls, Adverse Event Reporting and Regulatory Approvals), 13 (Ownership of Rights), 14 (Confidentiality), 15 (Indemnification and Insurance) and 18 (Miscellaneous) (and any other sections that by their express terms survive expiration or termination of this Agreement) shall survive the expiration or termination of this Agreement.

9.  Development of Products.

9.1.
Development Projects.  If the Parties determine in their discretion that development of modifications to the Product(s) is desirable, SUPPLIER and STRYKER shall cooperate to develop such modifications to Products that meet agreed upon Specifications in accordance with the timetable and other provisions set forth in the applicable Statement of Work (a “Development Project”).  In such an event, SUPPLIER and STRYKER shall each, by written notice to the other, appoint a project manager (collectively, the “Project Managers”), who shall keep each other informed at reasonable times, orally or in writing, with respect to the status of the Development Project and shall meet periodically in order to review the progress of the Development Project.  STRYKER initially appoints Peng Ng, Senior R&D Manager, and SUPPLIER initially appoints Gideon Hirschmann, Vice President of Operations, as their respective Project Managers.  Either Party may appoint a different Project Manager by providing written notice to the other Party.  During the period of the Development Project, each Party shall provide written weekly and monthly progress reports, or as requested, regarding the status of the Development Project to the other Party’s Project Manager.

9.2.
Development Project Milestones.  Each of the Parties agrees to use its commercially reasonable efforts to complete each of the tasks and achieve each of the milestones for which it is responsible, as described in the applicable Statement of Work within the time period specified in the applicable Statement of Work.

9.3.
Funding for Development Project(s).  STRYKER shall have no responsibility for providing any funding for the development of modifications to Products under this Agreement, unless the applicable Statement of Work provides to the contrary.  If the applicable Statement of Work provides for an obligation by STRYKER to pay any development funding, STRYKER agrees to pay any such amounts to SUPPLIER subject to the terms and conditions set forth in this Agreement and the applicable Statement of Work.  The Parties agree and acknowledge that any costs incurred by SUPPLIER in the performance of the tasks for which it is responsible in excess of the payments specifically set forth in the applicable Statement of Work shall be borne solely by SUPPLIER.  STRYKER shall have no obligation to fund or contribute to the payment of cost overruns unless STRYKER has specifically given its approval thereof in a writing signed by both Parties to this Agreement.

9.4.
Change in Specifications.  If either Party desires to change the Specifications for the Products, that Party shall notify the other Party of such proposed change in writing.  Any change in Specifications must be agreed upon in writing by both Parties.  To the extent SUPPLIER incurs additional costs in its performance of a Development Project solely as a direct result of a change in Specifications requested by STRYKER and agreed upon by the Parties, STRYKER shall reimburse SUPPLIER for any such additional costs actually and reasonably incurred by SUPPLIER in a reasonable and market competitive amount to be negotiated between the Parties in good faith; provided, however, that SUPPLIER must provide STRYKER with documentary evidence of such costs reasonably satisfactory to STRYKER.

10.  Representations and Warranties.

Redacted Version--Confidential Treatment Requested

10.1.
Products.  SUPPLIER HEREBY WARRANTS THAT EACH PRODUCT MANUFACTURED AND SOLD BY IT HEREUNDER TO STRYKER SHALL CONFORM TO THE SPECIFICATIONS IN THE MOST RECENT FORM AGREED TO IN WRITING BY STRYKER AND SUPPLIER, AND SHALL BE FREE FROM DEFECTS IN DESIGN (TO THE EXTENT ARISING OUT OF SUPPLIER TECHNOLOGY), MATERIALS OR WORKMANSHIP FROM THE DATE OF ACCEPTANCE BY STRYKER (INCLUDING DEEMED ACCEPTANCE AS A RESULT OF STRYKER NOT DELIVERING NOTICE OF NON-CONFORMITY WITHIN THE APPROPRIATE PERIOD OF TIME), IN EACH CASE LIMITED TO THE FOLLOWING WARRANTY PERIODS:

10.1.1.	TWELVE (12) MONTHS FROM THE DATE OF SALE BY STRYKER TO A THIRD-PARTY OR, IF USED AS A LOANER OR SAMPLE, FROM THE DATE RECEIVED BY STRYKER, FOR ENDOSCOPES (THE “SCOPE WARRANTY PERIOD”);
10.1.2.	UNTIL THE EXPIRATION DATE SET FORTH ON THE PACKAGING FOR DISPOSABLE PRODUCTS (THE “DISPOSABLE WARRANTY PERIOD”);

10.1.3.	90 DAYS FROM RECEIPT BY STRYKER FOR SPARE PARTS; AND

10.1.4.
90 DAYS FROM THE DATE OF REPAIR FOR REPAIRS MADE BY SUPPLIER (I) TO PRODUCTS FOR WHICH THE SCOPE WARRANTY PERIOD HAS ELAPSED OR (II) FOR NON-WARRANTY REPAIRS MADE DURING THE SCOPE WARRANTY PERIOD (THE “REPAIR WARRANTY PERIOD”).

EACH OF THE FOREGOING WARRANTIES EXCLUDES DAMAGES TO PRODUCTS TO THE EXTENT RESULTING FROM MISUSE, NEGLIGENCE OR IMPROPER CLEANING OR STORAGE.

10.2.	Ownership. SUPPLIER warrants that the Products and all rights thereto are owned by SUPPLIER prior to delivery, and that the Products when delivered are free and clear of all liens and encumbrances.

10.3.	Compliance with Laws and Permits.

10.3.1.
SUPPLIER warrants that all Products sold to STRYKER hereunder shall be manufactured in compliance with all applicable national, provincial, state and local environmental, health and safety statutes, acts, ordinances, rules, codes, standards, laws and regulations, in effect at the time and place of manufacture of any Products.  SUPPLIER represents and warrants that it has obtained or shall obtain and shall maintain during the term of this Agreement all permits, governmental fees, and licenses necessary for the performance of its obligations under this Agreement and shall obtain all required inspections, authorizations and approvals prior to commencement of performance.

10.3.2.
STRYKER warrants that all Products marketed and sold by STRYKER hereunder shall be marketed and sold in compliance with all applicable national, provincial, state and local environmental, health and safety statutes, acts, ordinances, rules, codes, standards, laws and regulations, in effect at the time and place of the marketing and sale of any Products.  STRYKER represents and warrants that it will obtain and shall maintain during the term of this Agreement all permits, governmental fees, and licenses necessary for the marketing and sale of the Products in any jurisdictions in which the Products are marketed and sold and the performance of its obligations under this Agreement.

Redacted Version--Confidential Treatment Requested

10.4.
Intellectual Property.  SUPPLIER represents and warrants that the Products do not, and STRYKER’s subsequent use of such Products as contemplated by this Agreement and the applicable Product’s instructions for use will not, infringe any valid patent or other intellectual property or proprietary right of any third party and, to SUPPLIER’s knowledge, no claim of such infringement has been threatened or asserted.

10.5.
Authority and Binding Obligation.  Each Party represents to the other Party that the execution, delivery and performance of this Agreement by such Party:  (a) has been duly authorized by all necessary corporate action; (b) does not conflict with, or result in a material breach of, the articles of incorporation or by-laws of such Party, and any material agreement by which such Party is bound, or any law, regulation, rule, judgment or decree of any governmental instrumentality or court having jurisdiction over such Party; and (c) this Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party enforceable in accordance with its terms.

10.6.
Organization.  SUPPLIER represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of Delaware.  STRYKER represents and warrants that is a corporation duly organized and validly existing in good standing under the laws of the State of Michigan.

10.7.
Other Agreements.  SUPPLIER represents and warrants to STRYKER that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, SUPPLIER shall not enter into an agreement to provide Products, which would in any way, restrict its ability to perform under this Agreement.  STRYKER represents and warrants to SUPPLIER that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, STRYKER shall not enter into an agreement to develop, purchase or otherwise distribute Products (or products similar or competitive with the Products), which would in any way, restrict its ability to perform under this Agreement.

10.8.
Litigation.  SUPPLIER represents and warrants to STRYKER that there is no action, suit, claim, investigation or proceeding pending or, to the best of its knowledge, threatened against it that, if adversely decided, might adversely affect SUPPLIER’s (i) ability to enter into this Agreement, or (ii) performance of its obligations hereunder.  STRYKER represents and warrants to SUPPLIER that there is no action, suit, claim, investigation or proceeding pending or, to the best of its knowledge, threatened against it that, if adversely decided, might adversely affect STRYKER’S (i) ability to enter into this Agreement, or (ii) performance of its obligations hereunder.

10.9.
No Debarment or Exclusion.  SUPPLIER represents and warrants that it has not been excluded, nor any of its employees been excluded from payment for U.S. federal healthcare programs, nor do they appear on the List of Excluded Individuals/Entities of the Office of the Inspector General of the U.S. Department of Health and Human Services.   STRYKER represents and warrants that it has not been excluded, nor any of its employees been excluded from payment for U.S. federal healthcare programs, nor do they appear on the List of Excluded Individuals/Entities of the Office of the Inspector General of the U.S. Department of Health and Human Services.  To the extent that this representation fails to be true and correct at any time during the Term with respect to a Party, then the other Party shall have the right to terminate this Agreement immediately.

Redacted Version--Confidential Treatment Requested

10.10.
Disclosure.  SUPPLIER, through its officers and representatives, has made full, true and complete responses to all of STRYKER's requests for information, documents, contracts and records relating to the manufacture of the Products.  No fact (other than circumstances or events which have been disclosed in writing to STRYKER or are common knowledge or normal business risks) with respect to the manufacture of the Products is known to SUPPLIER that would have a material and adverse effect on STRYKER’s ability to market or sell the Products.  STRYKER acknowledges that it has had an opportunity to discuss the SUPPLIER’S business, management, manufacturing and quality operations, financial affairs and the terms and conditions of this Agreement with SUPPLIER’S management, quality and operations personnel, and has visited and inspected SUPPLIER’s facilities, products and processes, and that it is sophisticated and experienced in the matters that are the subject of this Agreement.

10.11.
No Other Warranties.  SUPPLIER MAKES NO OTHER REPRESENTATION OR WARRANTY WITH REGARD TO ANY PRODUCT OR OTHER ITEM FURNISHED UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OR DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

10.12.
Cumulative Nature of Warranties.  The warranties provided herein are cumulative of and in addition to any other warranties agreed to by SUPPLIER or STRYKER or provided by operation of law. The representations and warranties shall survive expiration or termination of this Agreement.

11.  Repairs and Related Training.

11.1.
Repairs of Products.  If a Product provided by SUPPLIER does not conform to the limited Product warranty set forth in Section 10.1 by SUPPLIER under this Agreement (a “Defective Product”), STRYKER may return the Defective Product to SUPPLIER for repair or replacement during the Scope Warranty Period or Repair Warranty Period, in which event SUPPLIER shall deliver a repaired or replacement Product to STRYKER (or to such other address designated by STRYKER) within thirty (30) days of SUPPLIER’s receipt of the Defective Product without charge.  The Parties will work to establish an appropriate return goods authorization process.  After the expiration of the Scope Warranty Period or Repair Warranty Period, SUPPLIER will charge its customary fees for such repairs.   During the term of this Agreement and for a period of three (3) years after the last commercial sale of a Product, SUPPLIER shall make repair services on such Products available to STRYKER. Upon SUPPLIER’s delivery of repaired or replacement Products, STRYKER may inspect the Products to determine whether SUPPLIER has cured the defect or other problem. In the event that STRYKER reasonably determines that SUPPLIER has failed to correct the defect or other problem, STRYKER may, in its sole discretion (i) return the defective Product to SUPPLIER and receive a refund of the applicable repair charge already paid for such Product, if any; or (ii) return the defective Product to SUPPLIER and require SUPPLIER to repair or replace the Defective Product.  SUPPLIER shall advise STRYKER from time to time in writing of its pricing schedule for repairs conducted outside of the Scope Warranty Period or Repair Warranty Period.  This Section 11.1 will apply equally to the repair of Non-Conforming Products, as that term is defined in Section 6.1 of this Agreement.  For any repairs of Products which are (i) not at SUPPLIER’s expense as required by this Section 11.1 and (ii) submitted by STRYKER to SUPPLIER prior to the second anniversary of the Effective Date, SUPPLIER shall provide Stryker with a discount on such repairs equal to 50% of SUPPLIER’s margin on such repairs.  For disposable Products, SUPPLIER’s warranty shall in all events be limited to delivering a replacement disposable product.

11.2.
Loaners and Demonstration Models.  SUPPLIER agrees to sell a number of units of the Products the price listed in Exhibit A for use as loaners to customers while Products are being repaired or, if applicable, replaced or for use as demonstration models by STRYKER’S sales force.  If STRYKER sells such loaners or demonstration models, such sales shall be reflected in the Margin Payment.

Redacted Version--Confidential Treatment Requested

11.3.
Training and Stryker Repairs.  After the first anniversary of the Effective Date, SUPPLIER shall provide STRYKER with adequate training, at STRYKER’s expense and at SUPPLIER’s location, as quickly and efficiently as reasonably possible on troubleshooting and diagnosing problems with the Product and on repairing Products. Thereafter, SUPPLIER shall provide updated training to STRYKER personnel, at STRYKER’s expense, as reasonably requested by STRYKER, on a periodic basis at least two times per year, but in no event more frequently than once per calendar quarter.  From and after the second anniversary of the Effective Date, STRYKER may elect to self-repair Defective Products, and upon establishing reasonable procedures for implementing same, SUPPLIER shall provide replacement parts to STRYKER at SUPPLIER’s expense or reimburse STRYKER for SUPPLIER-supplied parts taken from STRYKER’s inventory for such purpose and shall reimburse STRYKER for any additional costs (at agreed upon rates) incurred by STRYKER in connection with the troubleshooting or repair of Defective Products, on such terms as the Party’s may reasonably agree, but which shall not exceed SUPPLIER’s cost had it performed such repair.  SUPPLIER agrees to sell to STRYKER the parts needed for STRYKER to repair the Products, and shall maintain a reasonable inventory of such parts for a period of three (3) years from the last commercial sale of a Product.

12.  Recalls, Adverse Event Reporting, and Regulatory Approvals.

12.1.
Recalls.  If either Party believes that a recall, market withdrawal, safety alert or similar corrective action (“Recall”) of the Products may be desirable or required by law, it will immediately notify the other Party in writing.  In the event that a recall that is directly related to the Products is required by a governmental agency or deemed advisable by STRYKER or SUPPLIER, STRYKER and SUPPLIER shall develop and implement a recall program.  STRYKER shall be responsible for maintaining the complete list of purchasers of Products, and shall provide the same to SUPPLIER in the event of a recall.  STRYKER shall be responsible for all recalls and other corrective actions associated with Products except that SUPPLIER shall reimburse STRYKER for the costs incurred in connection therewith to the extent they relate to a reasonably demonstrated manufacturing, sterilization or packaging defect in a Product manufactured by SUPPLIER that is not in conformance with the Specifications.

12.2.
Adverse Event Reporting.  SUPPLIER shall notify STRYKER in writing, immediately, but in no less than three (3) days following its receipt or development, of any information that it receives or develops with respect to any complaint or adverse event arising from any Product. STRYKER shall notify SUPPLIER in writing, immediately, but in no less than fourty-eight (48) hours following its receipt or development, of any information that it receives or develops with respect to any complaint or adverse event arising from any Product. STRYKER, at its own expense, shall be responsible for reporting to the appropriate regulatory authority, if necessary, any adverse event with respect to the Products.  STRYKER shall be responsible for the review, evaluation and documentation of all complaints received by it relating to Products and shall notify SUPPLIER of any complaint that may relate to the manufacture or packaging of a Product. To the extent STRYKER is able to retrieve the Product from the end user using commercially reasonable efforts, STRYKER shall promptly send Products implicated in or associated with STRYKER complaint investigations to SUPPLIER for SUPPLIER’s assistance with root cause analysis and repair.  SUPPLIER shall provide valid, documented investigation results to STRYKER in a timely manner and in any event within 30 days of SUPPLIER’S receipt of such Products from STRYKER.

Redacted Version--Confidential Treatment Requested

12.3.
Regulatory Approvals.  Except as set forth below, SUPPLIER shall be primarily responsible for obtaining 510(k) or other regulatory clearance and all other acceptances and approvals required for the marketing of the Fiber Cystoscope, Digital Cystoscope and their associated disposable devices.  STRYKER shall be primarily responsible for obtaining 510(k) or other regulatory clearance and all other acceptances and approvals required for the marketing of the Digital Ureteroscope and its associated disposable devices.  STRYKER shall be responsible for all medical device reporting and vigilance reporting. STRYKER shall be primarily responsible for obtaining, or paying for SUPPLIER to obtain, regulatory clearance and all other acceptances and approvals required for the marketing of the Products in those jurisdictions in the Territory in which SUPPLIER is not selling its products on the Effective Date.  From and after the expiration or earlier termination of this Agreement, the Parties shall use commercially reasonable efforts to transfer or return, at SUPPLIER’s sole cost and expense, any 510(k) or other similar regulatory clearances then held by STRYKER to the extent STRYKER can transfer or return such clearances without impacting any of STRYKER’s ongoing rights under this Agreement.

12.4.
Cooperation.  The Parties will cooperate fully with each other in connection with complaints, adverse events, medical device reporting, vigilance reporting, recalls, regulatory approvals, and other regulatory matters.

13.  Ownership of Rights.

13.1.
STRYKER Technology and SUPPLIER Technology.  SUPPLIER acknowledges that STRYKER shall remain the owner of the STRYKER Technology and that nothing in this Agreement is intended to grant, or shall be deemed to have the effect of granting, any right or license to SUPPLIER to use any of the STRYKER Technology except as necessary in order to manufacture and supply the Products to STRYKER as contemplated by this Agreement.  STRYKER acknowledges that SUPPLIER shall remain the owner of the SUPPLIER Technology and that nothing in this Agreement is intended to grant, or shall be deemed to have the effect of granting, any right or license to STRYKER to use any of the SUPPLIER Technology except as necessary to use and sell Products that utilize the SUPPLIER Technology as contemplated by this Agreement.

13.2.
Joint Technology.   All Joint Technology shall be jointly owned by SUPPLIER and STRYKER.  In the event that the parties, after consultation and review, determine to seek patent protection for the Joint Technology, any patent application shall be prepared by counsel selected by SUPPLIER and reasonably satisfactory to STRYKER and shall be made in the joint names of STRYKER and SUPPLIER (or their respective employees and assigned to STRYKER and SUPPLIER, as applicable), with any patent issued thereon being owned by STRYKER and SUPPLIER jointly, in equal shares as tenants in common, and the costs of preparation, filing and prosecution thereof shall be shared equally, unless otherwise agreed.  STRYKER and SUPPLIER agree to execute and deliver, and to cause their respective employees to execute and deliver, all applications, documents and other instruments necessary in order that any such patent shall be obtained and held in their joint names.  The parties shall consult and cooperate regarding issues that may arise in connection with the obtaining and maintenance of patent protection for the Joint Technology.

13.3.
Ownership of Tooling.  Tools, machinery, jigs, dies, fixtures, templates, and other things (herein collectively, the “Tools”) paid for or furnished by STRYKER shall be STRYKER’s property and SUPPLIER shall not encumber or dispose of them in any way.  SUPPLIER shall maintain such Tools in good working condition, ordinary wear and tear excepted.  Without the consent of STRYKER, the Tools shall be used exclusively for SUPPLIER’s performance of its obligations hereunder.

13.4.
No Conflicting Obligations.  Each Party represents that it is not now under any obligation to assign inventions, which obligation would conflict with those contained in this Section 13 and each Party agrees not to enter into any such conflicting agreements or arrangements during the Term of this Agreement.

Redacted Version--Confidential Treatment Requested

13.5.
Development of New Products.  If, during the term of this Agreement, SUPPLIER develops any new modifications or evolutions to the Products or other products that are similar to and would be competitive with the Products, SUPPLIER shall present such new product idea to STRYKER in writing, unless such new product is a proprietary product and SUPPLIER has an obligation, pursuant to written agreement with a third party, to develop the product exclusively for that third party (“New Product”).  In the event of the development of a New Product, STRYKER shall have an exclusive right of first negotiation to distribute such New Product.  STRYKER shall have forty-five (45) days from receiving its receipt of written notification from SUPPLIER of a New Product to notify SUPPLIER of its election to participate in the commercialization of such New Product (the “Evaluation Period”).  If STRYKER provides such notice of election to participate, the Parties shall proceed expeditiously to negotiate the terms of an agreement for such New Product and SUPPLIER shall not negotiate with any third party for the distribution of such New Product for a period of ninety (90) days following the receipt of STRYKER’s notice.

14.  Confidentiality.

14.1.
Confidentiality Obligations.  Each Party agrees that any and all data, reports, specifications, designs, drawings, computer programs or models and related documentation, inventions, know-how, trade secrets, business or research plans disclosed by a Party or their respective Affiliates (the “Disclosing Party”) to the other party (the “Receiving Party”), or to which the Receiving Party is given access by the Disclosing Party in connection with the performance of this Agreement, shall be deemed to be the confidential property of the Disclosing Party (“Confidential Information”).  During the Term of this Agreement, the Disclosing Party is willing to disclose Confidential Information to the Receiving Party on the following terms:  (a) the Receiving Party shall receive, maintain, and hold the Confidential Information in strict confidence, using at least the same measures it uses to protect its own confidential information; and (b) the Receiving Party shall not utilize Confidential Information or disclose Confidential Information to any other party, other than as necessary for performance hereunder or as expressly provided hereunder or as authorized in writing by the Disclosing Party.  All obligations under this Section 14 shall expire five (5) years after the expiration or termination of this Agreement.

14.2.
Exceptions.  The obligations set forth in Section 14.1 above shall not extend to any portion of Confidential Information: (a) that is known to the Receiving Party prior to disclosure or is information generally available to the public; (b) that was not acquired, at any time, directly or indirectly and/or in any manner, from the Disclosing Party and which the Receiving Party lawfully had in its possession prior to the first date written above; (c) that, hereafter, through no act on the part of the Receiving Party, becomes information generally available to the public;  (d) corresponds in substance to information furnished to the Receiving Party on a non-confidential basis by any third party having a legal right to do so or (e) is required to be disclosed pursuant to any applicable federal, state, or local statute or regulation.

14.3.
Return of Confidential Information.  At any time upon the request of the Disclosing Party consistent with the terms of this Agreement, (i) the Confidential Information, including any copies, shall be returned to the Disclosing Party, and (ii) all other embodiments of the Confidential Information in the possession of the Receiving Party, including all copies and/or any other form or reproduction and/or description thereof made by the Receiving Party, shall, at the Disclosing Party’s option, be returned to the Disclosing Party or destroyed, except to the extent such Confidential Information is required to be maintained pursuant to applicable law or as otherwise expressly provided in this Agreement.

14.4.
Injunctive Relief.  The Receiving Party agrees that should this Agreement be breached, money damages would be inadequate to remedy such a breach.  As a result, the Disclosing Party shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement.  Such remedy shall be in addition to all other remedies, including money damages, available to the Disclosing Party at law or in equity.

15.  Indemnification and Insurance.

Redacted Version--Confidential Treatment Requested

15.1.
Indemnification of STRYKER.  SUPPLIER shall indemnify and hold STRYKER harmless from and against any and all losses, claims, damages or liabilities incurred by STRYKER or its customers, and shall reimburse STRYKER for all expenses (including fees and disbursements of counsel with respect to third party claims) as they are incurred, relating to or arising out of (a) a third party claim that the Products infringe any patent, copyright, trademark, trade secret and any other intellectual property or proprietary right arising out of or related to the SUPPLIER Technology, except to the extent caused by, or arising out of, the use of STRYKER Technology or modifications to the Products made at STRYKER’s request; (b) based on alleged defects in design, except to the extent caused by, or arising out of, the use of STRYKER Technology or modifications to the Products made at STRYKER’s request, material or workmanship of the Products; (c) based on negligent acts or omissions, misconduct, or dishonesty by SUPPLIER, its employees, agents, representatives, or subcontractors, in connection with the performance hereunder; (d) SUPPLIER’s breach of this Agreement; or (e) SUPPLIER’s violation of any federal or state law, regulation, statute or ordinance including but not limited to the transportation, handling, disposal or processing of regulated materials.

15.2.
Indemnification of SUPPLIER.  STRYKER shall indemnify and hold SUPPLIER harmless from and against any and all losses, claims, damages or liabilities incurred by SUPPLIER, and shall defend SUPPLIER for all expenses (including fees and disbursements of counsel with respect to third party claims) as they are incurred, relating to or arising out of: (a) a third party claim that the Products infringe any patent, copyright, trademark, trade secret and any other intellectual property or proprietary right arising out of or related to the STRYKER Technology, except to the extent caused by, or arising out of, the use of SUPPLIER Technology or modifications to the Products made at SUPPLIER’s request; (b) based on alleged defects in design to the extent caused by, or arising out of, the use of STRYKER Technology or modifications to the Products made at STRYKER’s request, or failure to adequately warn or any strict product liability claims where the cause of any alleged damage is based on a defect arising out of the use of STRYKER Technology or modifications to the Products made at STRYKER’s request; (c) based on negligent acts or omissions, misconduct, or dishonesty by STRYKER, its employees, agents, representatives, or subcontractors, in connection with the performance hereunder; (d) STRYKER’s breach of this Agreement; or (e) STRYKER’s violation of any federal or state law, regulation, statute or ordinance including but not limited to the transportation, handling, disposal or processing of regulated materials.

15.3.
Indemnification Procedures.  Any party seeking indemnification (the “Indemnified Party”) under this Agreement shall give prompt written notice to the other party (the “Indemnifying Party”) of any claim or action that could give rise to a claim for indemnification under Section 15.1 or 15.2, as the case may be. In any claim or action covered by the foregoing indemnities and brought against the Indemnified Party, the Indemnifying Party, at its sole option, may elect to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense, the Indemnified Party shall cooperate fully with the Indemnifying Party in defense of such claim or action. In the event that the Indemnifying Party so assumes the defense, the Indemnified Party shall have the right, at its own expense, to employ separate counsel and to participate in the defense of any such claim or action.  The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any payment or settlement of any claim or action effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may settle any claim or action in its reasonable discretion.

15.4.
SUPPLIER Insurance Coverage.  SUPPLIER represents and warrants that it now maintains, and will continue to maintain, the following insurance with companies reasonably satisfactory to STRYKER and in amounts no less than the amounts specified herein:

Redacted Version--Confidential Treatment Requested

15.4.1. Worker's Compensation in accordance with all federal and state statutory requirements and Employer’s Liability Insurance in an amount of not less than $500,000 per accident for bodily injury and $500,000 per employee/aggregate for disease;

15.4.2. Commercial General Liability insurance in an amount of not less than $1,000,000 per occurrence, subject to a $2,000,000 aggregate covering premises and operations, independent contractors, bodily injury (including death), personal injury, property damage including, and without limitation, all contractual liability for such injury or damage assumed by SUPPLIER under this Agreement.  STRYKER shall be named as additional insured as our interest may appear under the Commercial General Liability policy of insurance;

15.4.3. Commercial Automobile Liability insurance in an amount of not less than $1,000,000 combined single limit covering bodily injury (including death) and property damage for all owned, hired and non-owned vehicles used by SUPPLIER; and

15.4.4. Umbrella Liability Insurance with respect to Workers’ Compensation, Commercial General Liability, and Commercial Automobile Liability in an amount of not less than $4,000,000 combined single limit.  STRYKER shall be named as additional insured as our interest may appear under the Umbrella Liability policy of insurance.

At a minimum, SUPPLIER shall maintain the policy(ies) required hereunder for the entire term of this Agreement and, if any such policy(ies) shall provide coverage on a claims made basis, SUPPLIER shall be required to maintain a claims made policy(ies) providing such coverage for an additional period of not less than five (5) years following the expiration or termination of this Agreement.  Within ten (10) business days of the execution of this Agreement, SUPPLIER shall deliver to STRYKER a certificate from the insurance carrier or broker evidencing such coverage and the fact that STRYKER is named as an additional insured and noting any exclusions and agreeing to provide no less than thirty (30) days’ prior written notice to STRYKER in the event of a material change in coverage or policy cancellation.  SUPPLIER also agrees to waive and will require its insurers to waive all rights of subrogation against STRYKER, its directors, officers and employees as it relates to this Agreement on all of the foregoing coverages.  These insurance provisions set forth the minimum amounts and scopes of coverage to be maintained by SUPPLIER and are not to be construed in any way as a limitation on SUPPLIER’s liability under this Agreement.

15.5.
STRYKER Insurance Coverage.  STRYKER represents that it is currently self-insured in the aggregate with a self-insurance retention of Three Million Dollars ($3,000,000) per individual occurrence and Twenty Five Million Dollars ($25,000,000) per integrated (i.e., batch) occurrence, with excess coverage being provided by excess liability policies to cover liability for damages of the type set forth in Section 15.2 above that provide coverage for the promotion and marketing of Products.  Nothing herein limits the right of STRYKER to maintain or increase the self-insured retention amounts.  These insurance provisions are not to be construed in any way as a limitation on STRYKER’s liability under this Agreement.

Redacted Version--Confidential Treatment Requested

16.
Unforeseen Occurrences.  Neither Party to this Agreement shall be liable for any delay or failure of performance that is the result of any happening or event that could not reasonably have been avoided or that is otherwise beyond its control (a “Force Majeure Event”).  Such happenings or events shall include, but not be limited to, fire, flood, explosion, action of the elements, governmental orders, regulations, restrictions, priorities or rationing, acts of God, or acts of terrorism.  The Party who has been affected by a Force Majeure Event shall promptly give written notice to the other Party and shall do everything reasonably possible to resume performance and minimize the effect of the Force Majeure Event.  Upon receipt of such notice, all obligations under the Agreement shall be immediately suspended.  If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may by giving written notice terminate the Agreement.  Delays in delivery due to Force Majeure Events shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Events.  Any acceptance or warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such Force Majeure Event.  As applied to this Section 16 and to determine whether an event is wholly beyond control of a Party, strikes, slowdowns or other labor related delays are not Force Majeure Events.  Notwithstanding the foregoing, a Force Majeure Event shall not include any governmental action of an enforcement nature that arises from or relates to a Party’s failure to comply with any federal, national, state, provincial, or local law, statute, regulation or ordinance applicable to such Party’s performance hereunder or such Party’s manufacture, storage or handling of materials associated with such performance.

17.	Work on Stryker’s Premises, Security and Health Services.

17.1.
To the extent that SUPPLIER’s performance of this Agreement requires work on STRYKER’s premises, SUPPLIER shall do so in a manner that does not interfere with the operation of STRYKER’s business.  SUPPLIER shall confine all equipment, apparatus, materials and operations to limits indicated by the proper representative of STRYKER, and SUPPLIER shall not unnecessarily encumber the premises with materials.  SUPPLIER shall strictly comply with all of STRYKER’s polices, work and safety rules as communicated by STRYKER.  SUPPLIER shall also ensure that any subcontractors retained by SUPPLIER to perform under this Agreement on STRYKER’s premises shall strictly comply with all of STRYKER’s polices, work and safety rules.

17.2.
To the extent that SUPPLIER’s performance of this Agreement requires work on STRYKER’s premises by SUPPLIER’s personnel or a subcontractor’s personnel, such personnel shall be approved by STRYKER prior to their access to the premises.  In the event that any of SUPPLIER’s or a subcontractor’s personnel approved by STRYKER hereunder becomes unwilling or unable to perform, fails to perform, or fails to cooperate with STRYKER in performing, SUPPLIER shall find a replacement acceptable to both Parties at no additional cost to STRYKER.

17.3.
SUPPLIER shall report to STRYKER as soon as practicable all accidents resulting in personal injury or property damage arising out of or during its or its subcontractors performance on STRYKER’s premises, and shall furnish STRYKER with a copy of all reports made by SUPPLIER of such accidents.

17.4.
STRYKER shall have the right to immediately bar from STRYKER’s premises any SUPPLIER or subcontractor personnel who fail to strictly comply with the provisions of this Section 17.  SUPPLIER’s or a subcontractor’s failure to strictly comply with the provisions of this Section 17 shall be deemed a material breach of this Agreement.

17.5.
Supplier’s and Subcontractors’ Personnel.  SUPPLIER agrees and warrants that any such employees and subcontractors who shall perform hereunder shall abide by the provisions of this Agreement regarding confidentiality, inventions and work on STRYKER's premises.  At STRYKER's request SUPPLIER shall cause such persons to execute and deliver to STRYKER a separate agreement to be bound by the provisions of Section 13 (Ownership of Rights) and Section 14 (Confidentiality) or any other Section of this Agreement that could be applicable to employees and subcontractors.

Redacted Version--Confidential Treatment Requested

18.  Miscellaneous.

18.1.
Release of Information; Publicity.  Except as set forth below, neither SUPPLIER nor STRYKER shall permit the release of any statement, advertisement, information, or publicity referring to the other Party or any of such other Party’s Affiliates, without the first Party’s prior written approval, as determined in such Party’s sole discretion. In the event any Party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such Party shall so advise the other Parties hereto, and the Parties shall thereafter use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Neither Party will publicly disclose or divulge in writing any provisions of this Agreement or the transactions contemplated hereby without the other Party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such Party’s employees, customers, vendors or investors or prospective investors (subject to appropriate confidentiality obligations).  Notwithstanding the foregoing, STRYKER acknowledges and agrees that SUPPLIER may be required to (and to the extent so legally required shall be entitled to) file a copy of this Agreement pursuant to applicable federal securities laws, and to the extent necessary, and in connection therewith SUPPLIER will request confidential treatment for portions of this Agreement as appropriate and shall allow STRYKER the opportunity to review and comment upon any such confidential treatment request submitted to the U.S. Securities and Exchange Commission.

18.2.
Notices.  All notices and consents hereunder shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by one-day courier service or by facsimile transmission (provided a copy is sent by one-day courier service) to the respective address or facsimile number provided below or to such other address or facsimile number as either Party shall designate by written notice to the other in such manner:

18.3.
Entire Agreement.  This Agreement, including the Exhibits and attachments hereto, supersedes all prior agreements, understandings, representations, and statements, if any, regarding the subject matter contained herein, whether oral or written, and no amendment of this Agreement or any Schedule shall be valid and binding upon the Parties unless made in writing and signed on behalf of each of such Parties by an authorized officer.  This Agreement is the product of negotiations between the Parties, and shall be construed as if jointly prepared and drafted by them, and no provision hereof shall be construed for or against any Party due to its actual role in the preparation or drafting hereof by reason of ambiguity in language and/or rules of construction against the drafting Party or similar doctrine.  The documents referred to herein and attached hereto shall be read together with this Agreement to determine the Parties’ intent.  In the event of a conflict between (1) this Agreement (including) the Exhibits or other attachments to this Agreement) and (2) a Purchase Order, then this Agreement shall govern.

18.4.
Assignments; Successors and Assigns.  Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that STRYKER shall have the right to assign this Agreement or any rights under or interests in this Agreement to an Affiliate of STRYKER without such consent.  This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, their respective successors and permitted assigns.  No assignment shall relieve the original Party of its liability for the performance of any obligations that such Party (or its permitted assignee) may under this Agreement.

18.5.
Change In Control.  A change in control of either Party, whether direct or indirect, due to merger, acquisition, sale of substantially all assets, or other transaction of similar effect, shall not be considered an assignment under this Agreement; provided, however, that STRYKER shall have the right to terminate this Agreement upon a change of control by SUPPLIER, with 90 days’ notice to SUPPLIER.

Redacted Version--Confidential Treatment Requested

18.6.
Independent Contractor.  The Parties shall perform this Agreement as independent contractors of the other and not as employees, agents, partners or representatives of the other Party.  Each Party is hereby expressly prohibited from holding itself out as an employee, agent, partner or representative of the other Party.  It is agreed that any person employed by a Party to perform hereunder shall not be deemed to be an employee of the other Party, and each Party and such Party’s employees, subcontractors, agents or representatives shall not be, or represent themselves to be, officers, employees, agents or representatives of the other Party and shall not bind, or attempt to bind such other Party to any agreement, liability or obligation of any nature.

18.7.
Governing Law; Submission to Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.  Each of the Parties hereto submits to the exclusive jurisdiction of any state or United States federal court sitting in New York city in the borough of Manhattan for the purposes of any suit, action or proceeding arising out of or related to this Agreement and the transactions contemplated hereby.

18.8.
Remedies.  Unless stated explicitly herein to the contrary, no remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

18.9.	Waiver of Default. The waiver of any default under this Agreement by either Party shall not constitute a waiver of any rights for any subsequent default.

18.10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

18.11.	Headings. The headings in this Agreement are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.12.
Severability.  In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall solely therefor be held invalid, illegal or unenforceable.

*****

Redacted Version--Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties have executed this agreement as of the day and year first above written.

STRYKER CORPORATION, acting through its Stryker Endoscopy Division		VISION-SCIENCES, INC.

By:	/s/William Chang	By:	/s/ Warren Bielke

Name:	William Chang H.L.	Name:	Warren Bielke

Title:	V.P./CTO	Title:	Interim CEO

Redacted Version--Confidential Treatment Requested

EXHIBIT A

FORM OF STATEMENT OF WORK

STATEMENT OF WORK # 1 (this “SOW”)

1.	List of Products.

Description of Product	Part Number	Initial BOM/Price To STRYKER	Initial BOM with Initial STRYKER Overhead	STRYKER Margin	SUPPLIER Margin
Digital Ureteroscope (standard)	502-110-111	$*	$*	*%	*%
Digital Ureteroscope (intuitive)	502-110-112	$*	$*	*%	*%
Digital Cystoscope (standard)	502-110-113	$*	$*	*%	*%
Digital Cystoscope (intuitive)	502-110-114	$*	$*	*%	*%
Cystoscope disposable sheath with 1.5 mm Working Channel [Digital Cystoscope]	502-110-115	$*	$*	*%	*%
Cystoscope disposable sheath with 2.1 mm Working Channel [Digital Cystoscope]	502-110-116	$*	$*	*%	*%
Fiber Cystoscope (standard)	503-888-020	$*	$*	*%	*%
Fiber Cystoscope (intuitive)	503-888-021	$*	$*	*%	*%
Cystoscope disposable sheath with 1.5 mm Working Channel with [Fiber Cystoscope]	503-888-022	$*	$*	*%	*%
Cystoscope disposable sheath with 2.1 mm Working Channel [Fiber Cystoscope]	503-888-023	$*	$*	*%	*%

On and after the * anniversary of the Commercial Launch Date of any sheath Product, SUPPLIER shall use its commercially reasonable efforts to reduce the BOM/Price to STRYKER to less than $*.

Loaner and demonstration equipment, samples, including sales samples, design or test units shall be purchased by STRYKER at the BOM price per unit plus *%, with respect to such units, and which units, if resold, shall be included in the Margin Payment and in the monthly report provided to SUPPLIER.

2.	Margin Payment

“Total Margin” shall be defined, with respect to any period of determination and for each Product, as the difference between (i) Net Sales of the Product and (ii) the “BOM with STRYKER Overhead” then in effect.  The Margin Payment amount shall be computed quarterly for each Product and paid by STRYKER to SUPPLIER on or prior to the 45th day following the end of each calendar quarter.  STRYKER shall provide preliminary monthly statements of the Net Sales of Products for each month during the Term by the 5th day of each month for the prior month.  The Margin Payment for the applicable calendar quarter shall equal the product of the (i) Total Margin of the Product for such calendar quarter, multiplied by (ii) the applicable “SUPPLIER Margin” set forth above.    For purposes of this Agreement, the term “Net Sales of the Product” shall mean, with respect to each Product and for each calendar quarter of determination, the average actual unit sales price charged by STRYKER or its Affiliates to third party non-Affiliates for each Product, excluding Products sold at $* in any calculation covering a time period in the first year following the Commercial Launch Date of a Product, multiplied by the number of units of such Product sold (including Products sold at $*) by STRYKER or its Affiliates during such calendar quarter.   All calculations of the Margin and the Margin Payment (and any component thereof) with respect to any Product shall be made in accordance with generally accepted accounting principles and in a consistent manner throughout the Term.

3.	Product Specifications

The Specifications are attached to this Exhibit A as Schedule 1.

4.	Lead Times

SUPPLIER’s lead time with respect to all scopes identified herein shall be no more than * weeks.  SUPPLIER’s lead time with respect to all disposable products identified herein shall be no more than * weeks, per the binding portion of the forecast described in Section 3.4.

5.	*

*  Redacted: Confidential Treatment Requested

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SCHEDULE 1 to EXHIBIT A

PRODUCT SPECIFICATIONS –DIGITAL URETEROSCOPE (STANDARD AND INTUITIVE)

Product Features: [all dimensions are nominal]

1.	3.2 mm Distal Tip;

2.	1.2 mm working channel;

3.	650 mm Working length;

4.	240° down and 190° up in air articulation without tool;

5.	90° field of view in air -5°offset towards WC [(offset is reference only)];

6.	Image quality TBD;

7.	Light output TBD;

8.	*;

9.	NTSC video format; and

10.	Product shall be Stryker branded.

Reliability Specifications:

1.	*; and

2.	*.

Estimated Launch Date:

1.	*.

*  Redacted: Confidential Treatment Requested

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SCHEDULE 1 to EXHIBIT A (Cont.)

PRODUCT SPECIFICATIONS –DIGITAL CYSTOSCOPE (STANDARD AND INTUITIVE)

Product Features:

1.	436 mm +1/-0 insertion tube length;

2.	370 mm working length [(reference)];

3.	Insertion tube maximum diameter Major Diameter 4.99 mm, minor 3.44 mm (per drawing);

4.	240° up and 160° down articulation without sheath [(reference)];

5.	215° up and 140° down articulation with 2.1mm sheath [(minimum)];

6.	190° up and 120° down articulation with 2.1 mm sheath and tool [(minimum)];

7.	105° ±8° field of view in air;

8.	Light output, Minimum 8,000 Lux;

9.	*;

10.	Works with 2.1mm WC and 1.5WC disposable;

11.	*; and

12.	NTSC video format; and

13.	Product shall be Stryker branded

Reliability Specifications:

1.	*

2.	*

Estimated Launch Date:

1.	*.

*  Redacted: Confidential Treatment Requested

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SCHEDULE 1 to EXHIBIT A (Cont.)

PRODUCT SPECIFICATIONS – FIBER CYSTOSCOPE (STANDARD AND INTUITIVE)

Product Features:

1.	436 mm +1/-0 insertion tube length;

2.	370 mm working length [(reference)];

3.	Insertion tube maximum diameter Major Diameter 4.99 mm, minor 3.44 mm (per drawing);

4.	240° up and 160° down articulation without sheath [(reference)];

5.	215° up and 140° down articulation with 2.1mm sheath [(minimum)];

6.	180° up and 120° down articulation with 2.1 mm sheath and tool [(minimum)];

7.	116° ± 11° field of view in air;

8.	3mm-50mm depth of field;

9.	Light throughput > or equal to 15%;

10.	*;

11.	Image inspection must meet VS criteria;

12.	Works with 2.1mm WC and 1.5WC disposable;

13.	*; and

14.	Product shall be Stryker branded

Estimated Reliability Specifications:

1.	*

2.	*

Estimated Launch Date:

1.	*.

*  Redacted: Confidential Treatment Requested

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SCHEDULE 1 to EXHIBIT A (Cont.)

PRODUCT SPECIFICATIONS – CYSTOSCOPE SHEATHS (STANDARD AND INTUITIVE)

Product Description:

1.	Two (2) disposables must be compatible with the Digital Cystoscopes and two (2) must be compatible with the Fiber Cystoscopes (4 total).

2.	Two (2) working channel options 1.5 mm and 2.1 mm

3.	Working Length 370 mm

4.	Comes EtO Sterilized

5.	PETG window must not affect the image of the scope.

6.	Products shall be co-branded Endosheath and Stryker.

Estimated Launch Date:

1.	*.

*  Redacted: Confidential Treatment Requested

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EXHIBIT B

[STANDARD FORM PURCHASE ORDER]

Redacted Version--Confidential Treatment Requested

EXHIBIT C
LIST OF CRITICAL COMPONENTS:  CRITICAL SUPPLIERS
USED IN MANUFACTURING THE PRODUCTS

*
*
*
*
*
*
**  Redacted: Confidential Treatment Requested

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EXHIBIT D
ADVANCED SHIPMENT NOTIFICATION